UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NORTHWEST AIRLINES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other incorporation or organization)	41-1905580 (I.R.S. Employer Identification No.)

2700 Lone Oak Parkway, Eagan, Minnesota (Address of principal executive offices)	55121 (Zip Code)

If the form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If the form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable):  N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:  N/A

Item 1.  Description of Registrant’s Securities to be Registered.

On April 14, 2008, Northwest Airlines Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Delta Air Lines, Inc., a Delaware corporation (“Delta”), and Nautilus Merger Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Delta (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement. In connection with the Merger Agreement and the transactions contemplated thereby, the Board of Directors of the Company authorized, and the Company and Rights Agent (as defined below) entered into, effective prior to the execution of the Merger Agreement, Amendment No. 1 dated as of April 14, 2008 (“Amendment No. 1”) to the Rights Agreement, dated as of May 25, 2007 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Rights Agreement.

Amendment No. 1 provides, among other things, that neither the approval, execution, delivery, announcement or performance of the Merger Agreement or the consummation of the Merger or any other transactions contemplated thereby will cause any of Delta, Merger Sub or any of their respective Affiliates or Associates to be, become or be deemed an “Acquiring Person” nor give rise to a “Stock Acquisition Date”, “Distribution Date”, triggering event under section 11(a)(ii) of the Rights Agreement or other similar events.  Amendment No. 1 also provides that the Rights Agreement and the Rights established thereby will terminate in all respects immediately prior to the Effective Time (as defined in the Merger Agreement).

The Rights Agreement, including the form of Rights Certificate, is filed as Exhibit 1 to the Company’s registration statement on Form 8-A, filed with the Securities and Exchange Commission (the “SEC”) on May 30, 2007 and is incorporated herein by reference. Amendment No. 1 is filed as Exhibit 4.2 hereto and is incorporated herein by reference. The foregoing description of the Rights Agreement and Amendment No.1 does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.  Exhibits.

4.1                                 Rights Agreement, dated as of May 25, 2007, by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 1 to the Company’s registration statement on Form 8-A, filed with the SEC on May 30, 2007)

4.2                                 Amendment No. 1 to the Rights Agreement, dated as of April 14, 2008, by and between the Company and the Rights Agent (referred to in Item 1 as “Amendment No. 1”)*

* Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 15, 2008	NORTHWEST AIRLINES CORPORATION

	By:	/s/ Michael L. Miller
	Name:	Michael L. Miller
	Title:	Vice President-Law and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1

Rights Agreement, dated as of May 25, 2007, by and between the Company and Computer Share Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 1 to the Company’s registration statement on Form 8-A, filed with the SEC on May 30, 2007)

4.2	Amendment No. 1 to the Rights Agreement, dated as of April 14, 2008, by and between the Company and the Rights Agent (referred to in Item 1 as “Amendment No. 1”)